Exhibit 11.1

CODE OF CONDUCT AND BUSINESS ETHICS

OF

KBS Fashion Group Limited

I. Achieving KBS’s Objectives

KBS Fashion Group Limited (the “Company” or “KBS”) is committed to the highest level of ethical behavior. The Company’s business success depends upon the reputation of the Company and its directors, officers and employees to perform with the highest level of integrity and principled business conduct. KBS’s common stock is listed on NASDAQ. Our international presence makes the Company subject to a broad framework of rules and regulations that guide us in the conduct of our business.

This Code of Conduct and Business Ethics (“Code”) applies to all directors, officers and employees of the Company, including the directors, officers and employees of each of its subsidiaries, its agents, distributors and consultants. Any reference to “employee” or “employees” in this Code includes all of these individuals, who are subject to the Code (“Employee”). This Code is designed to deter wrongdoing and to promote all of the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “Commission”), and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to an appropriate person or persons designated by the Company to receive notice of violations or potential violations of this Code; and

•	accountability for adherence to this Code.

Current versions of the Code will be maintained on the Company’s Website, www.kbsfashion.com and distributed periodically to all Employees. Compliance with the Code is, first and foremost, the individual responsibility of every Employee. The Company will post any amendments or waivers to the Code on the Company’s website.

KBS Employees will follow all standards that are set out in this Code even when local law might allow for a lower standard. If local law requires a higher standard of conduct then Employees will adhere to that higher standard.

This Code is not intended to cover every applicable law, or to provide answers to all questions that might arise; for such, the Company relies on each person’s sense of what is right, including a sense of when it is appropriate to seek guidance from others on an appropriate course of conduct.

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II. Promoting Honest And Ethical Conduct

Each Employee must always conduct himself or herself in an honest and ethical manner. Each Employee must act with the highest standards of personal and professional integrity and must not tolerate others who attempt to deceive or evade responsibility for actions. Honest and ethical conduct must be a driving force in every decision made by an Employee while performing his or her duties for the Company. When in doubt as to whether an action is honest and ethical, each Employee shall seek advice from his or her immediate supervisor or senior management, as appropriate.

III. Identifying and Dealing With Conflicts Of Interest

The term “conflict of interest” refers to any circumstance that would cast doubt on an Employee’s ability to act objectively when representing the Company’s interest. Employees should not use their position or association with the Company for their own or their family’s personal gain, and should avoid situations in which their personal interests (or those of their family) conflict or overlap, or appear to conflict or overlap, with the Company’s best interests.

The following are examples of activities that give rise to a conflict of interest. These examples do not in any way limit the general scope of the Company’s policy regarding conflicts of interest.

•	Where an Employee’s association with (or financial interest in) another person or entity would reasonably be expected to interfere with the Employee's independent judgment as to the Company’s best interest, then that association or financial interest creates a conflict of interest.

•	The holding of a financial interest by an Employee in any present or potential competitor, customer, supplier, or contractor of the Company creates a conflict of interest, except where the business or enterprise in which the Employee holds such financial interest is publicly owned, and the financial interest of the Employee in such public entity constitutes less than one percent (1%) of the ownership of that business or enterprise.

•	The acceptance by a Employee of a membership on the board of directors, or serving as a consultant or advisor to any board or any management, of a business that is a present or potential competitor, customer, supplier, or contractor of the Company, creates a conflict of interest, unless such relationship is pre-approved in writing by the Board of Directors or a committee thereof of the Company.

•	Engaging in any transaction involving the Company, from which the Employee can benefit financially or otherwise, apart from the usual compensation received in the ordinary course of business, creates a conflict of interest. Such transactions include lending or borrowing money, guaranteeing debts, or accepting gifts, entertainment, or favors from a present or potential competitor, customer, supplier, or contractor of the Company.

•	The use or disclosure of any unpublished information regarding the Company, obtained by an Employee in connection with his or her employment for personal benefit, creates a conflict of interest.

It is our policy and it is expected that all Employees should endeavor to avoid all situations that present an actual or apparent conflict of interest. All actual or apparent conflicts of interest must be handled honestly and ethically. If an Employee suspects that he or she may have a conflict of interest, that Employee is required to report the situation to, and to seek guidance from, his or her immediate supervisor or senior management, as appropriate. For purposes of this Code, directors, the principal executive officer, and the principal financial officer shall report any such conflict or potential conflict situations to the chairman of the audit committee. Officers (other than the principal executive officer and principal financial officer) and employees of the Company shall report any such situations to their immediate supervisor. It is the responsibility of the audit committee chairman or the chairman of the board, as applicable, to determine if a conflict of interest exists or whether the situation is likely to impair the Employee’s ability to perform his or her assigned duties with the Company, and if such situation is determined to present a conflict, to determine the necessary resolution.

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Question: Can I recommend my Uncle’s company as a distributor of menswear to KBS?

Answer: This may be a conflict of interest. You should contact your supervisor or the Compliance Officer to tell him or her about the relationship and then seek guidance about whether it poses an issue for the Company.

IV. Protecting Company Assets

Employees should protect the Company’s property and assets and ensure their efficient use. Theft, carelessness and waste have an adverse impact on the Company and its profitability. Company property and assets may only be used for legitimate Company business purposes.

Question: I have a friend who is writing down extra time on her timesheet every week and claiming more hours than she really worked. Do I have to report her?

Answer: She is creating a false record and is essentially taking money from the Company. Her activity is a serious violation of the Code and should be reported. You can report such activity anonymously if you are uncomfortable coming forward with the information.

V. Usurping Corporate Opportunities

Employees are prohibited from (i) taking for themselves opportunities that are discovered through the use of Company property, information or position, (ii) using Company property, information or position for personal gain, or (iii) competing with the Company. Employees have a duty to the Company to advance its legitimate interest when the opportunity to do so arises.

VI. Maintaining Confidentiality of Business Information and Records

Employees must maintain the confidentiality of non-public, proprietary information regarding the Company, its customers or its suppliers, and shall use that information only to further the business interests of the Company, except where disclosure or other use is authorized by the Company or legally mandated. This duty of confidentiality includes protecting information disseminated to employees in an effort to keep them informed or provided in connection with their work activities. If the Employee is in doubt about whether certain information is proprietary to the Company, the Employee should not disclose the information without first consulting with his or her supervisor.

VII. Trading on Inside Information

Inside information includes any non-public information, whether favorable or unfavorable, that investors generally consider important in making investment decisions. Examples include financial results not yet released, imminent regulatory approval/disapproval of an alliance or other significant matter such as the purchase or sale of a business unit or significant assets, threatened litigation, or other significant facts about a business. No information obtained as the result of employment at, or a director’s service on the Board of, the Company may be used for personal profit or as the basis for a “tip” to others, unless such information has previously been made generally available to the public, and even in such circumstances, such information may be subject to other duties. If you have a question about whether information may be “non-public” and not to be disclosed, you should check with your supervisor before disclosing the information to any third party.

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Question: I heard that the Company may be acquiring another company. I was telling my cousin about it and he says I should invest in the other company. Can I do that?

Answer: You should not be discussing Company business with your cousin unless this information is widely available to the public. In addition to possibly trading on insider information, you would also be using Company information for personal gain. You may also be creating a conflict of interest. You should not discuss this further with your cousin and you should talk to your supervisor or the Compliance Officer about whether such investment would be in violation of the Code.

VIII. Complying With Applicable Laws, Rules And Regulations

The Company must fully comply with the letter and the spirit of all applicable governmental laws, rules and regulations, and applicable rules and listing standards of any national securities exchange on which the Company’s securities may be listed. All directors and executive officers of the Company must understand and take responsibility for the Company’s compliance with the applicable governmental laws, rules and regulations of the cities, states and countries in which the Company operates. We rely on all Employees to support and ensure the Company’s compliance with law.

Question: There are so many different laws in so many different areas. How can I be sure that I am following all the laws?

Answer: You should understand the basic laws and regulations that pertain to your role within the Company. If you need training or more information to effectively do your job, the Company will work with you to get that training. Also, always use your best judgment. If something seems wrong to you, then ask for direction from your supervisor. Don’t hesitate to ask your supervisor for guidance when a new issue arises. You can also seek help from the Compliance Officer if you encounter a legal question that exceeds your knowledge.

IX. Promoting Full, Fair, Accurate, and Timely Disclosure

As a public Company, the Company has a responsibility to report financial information to investors so that they are provided with accurate information in all material respects about the Company’s financial condition and results of operations. It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations. Further, it is the Company’s policy to promote full, fair, accurate, timely and understandable disclosure in all Company reports required to be filed with or submitted to the Commission, as required by the applicable laws, rules and regulations then in effect, and in all other public communications made by the Company.

Employees may be called upon to provide or prepare necessary information to ensure that the Company’s public reports are complete, fair and understandable. The Company expects Employees to take this responsibility seriously and to provide accurate information related to the Company’s public disclosure requirements. An Employee who is unsure of whether any particular disclosure is required under any applicable laws, rules or regulations shall discuss the situation with the Compliance Officer to prevent any possible misunderstanding.

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X. Maintaining Clear and Accurate Records

All books and records of the Company shall fully and fairly reflect all Company transactions in accordance with accounting principles generally accepted in the United States of America, and any other financial reporting or accounting regulations to which the Company is subject. No entries to the Company’s books and records shall be made or omitted to intentionally conceal or disguise the true nature of any transaction. Employees shall maintain all Company books and records in accordance with the Company’s established disclosure controls and procedures and internal controls for financial reporting, as such controls may be amended from time to time.

The Company is committed to develop and operate a system of internal controls over its financial reporting and the accounting records, to ensure that all internal transactions are properly authorized and recorded, and are in compliance with all applicable laws. The internal controls include but are not limited to written policies and procedures, examination and monitoring, budget controls and other methods of inspection and assessment. The Company is committed to develop and operate a system of disclosure procedures, which will comply with legal and accounting principles and requirements.

Question: I just went on a business trip and forgot to get proper receipts for a dinner I hosted in Beijing on Thursday night. Can I just use Shanghai restaurant receipts in support of my reimbursement request?

Answer: No. The documentation in support of the accounting entry must be accurate. You cannot submit receipts that do not fairly and accurately reflect what is being reimbursed. You will need to talk to your supervisor about how to accurately document the reimbursement so that you can receive payment.

All Employees must report any questionable accounting or auditing matters that may come to their attention. This applies to all reports or records prepared for internal or external purposes. If any Employee has concerns or complaints about any accounting or auditing matters of the Company, the Employee shall report such matters to his or her immediate supervisor. If the immediate supervisor is involved in the questionable accounting or auditing matter, or does not timely resolve the Employee’s concern, the Employee should submit his or her concern to the internal audit department and/or the chairman of the audit committee of the Company. The internal audit department may in its discretion require further investigation of the issue. Any result will be reported to the audit committee. The reporting of any such matters may be done on a confidential basis, if requested by the Employee making the report.

XI. Engaging in Competition and Fair Dealing

The Company seeks to outperform its competitors fairly and honestly. The Company does not seek competitive advantages through illegal or unethical business practices. Each Employee shall endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors and employees. No Employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair practice.

A. No Bribery or Improper Acts to Gain Unfair Advantage in Commercial Dealings with Private Companies or Individuals

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (i) is not a cash gift, (ii) is consistent with customary business practices, (iii) is not excessive in value, (iv) cannot be construed as a bribe or payoff, and (v) does not violate any laws or regulations. Please discuss with the Company’s Compliance Officer any gifts which you are not certain are appropriate.

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“Not excessive in value” as used above means that the entertainment or gift should not exceed the Company policy which allows a maximum expenditure of RMB 300 or its equivalent in another currency on gift or entertainment for any one individual. Any activity where you will exceed this maximum amount will require prior approval by the Compliance Officer. To give or receive something of higher value may create an inference that the gift is intended to improperly influence the Employee or the other party.

Employees are not prohibited from engaging in business entertainment or gift giving as long as the gift or entertainment is reasonable. The Employee should ask himself or herself:

Is the gift inappropriate or the entertainment excessive given the nature of the business relationship?

Is the gift or entertainment lavish?

Am I giving or accepting the gift as a means to gain advantage in a business transaction?

Is the gift such that it is likely to be construed as a bribe?

If you answered “Yes” to any of these questions, then you should not accept or give the gift or entertainment. If you are unclear about what may be appropriate and allowed by the Company then you should consult with your supervisor or the Compliance Officer of the Company.

Question: A vendor has offered me two airplane tickets to Hainan for a long weekend in Sanya. He will not be going and told me I should take my wife for holiday at his expense. He said we could stay at his cousin’s hotel for free.

Answer: This is clearly a gift and exceeds the maximum amount set by the Company. Also, he has included your wife and is clearly seeking to use this gift as a means to get an unfair business from you on future contracts. You cannot accept his generous offer.

B. Complying with the US Foreign Corrupt Practices Act

As a US listed company, the Company must comply with the US law known as the Foreign Corrupt Practices Act (“FCPA”). The FCPA prohibits the making of a payment and/or the offering of anything of value to any foreign government official, government agency, state-owned enterprise, employee of a state-owned enterprise, political party or political candidate (“an official”) in exchange for a business favor or when otherwise intended to influence the action taken by any such individual or agency or to gain any competitive or improper business advantage. It is very important to know that the prohibitions of the FCPA apply to actions taken by all Employees and by all outside parties engaged directly or indirectly by the Company (e.g., consultants, professional advisers, etc.).

Employees must be particularly vigilant in their dealings with state officials and employees of state-owned enterprises. Many state officials and employees of state-owned enterprises are subject to their own restrictions in accepting any gift or entertainment and the Company would not want an Employee to put a Customer at risk by providing a gift or entertainment that is not allowed. For officials and employees of state-owned enterprises you are limited to providing gifts of nominal value, such as a corporate approved gift with logo. Any nominal gifts should be infrequent, in good taste, unsolicited, and never cash or cash equivalent.

When an Employee entertains an official or employee of a state-owned enterprise, the entertainment should be irregular or infrequent, unsolicited, in a setting appropriate for business discussions, reasonable in cost, and something that the Employee and the recipient would be willing to discuss with co-workers or their superiors. These limits even apply through the holiday periods and to gifts that the Employee might wish to give at Chinese New Year.

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An Employee cannot hire or use a third party that will offer or give a bribe while acting on behalf of the Company or in the Company’s name. An Employee cannot use an intermediary to act in a manner that would be a violation of the Code if the Employee undertook such activity. The Company can be liable for the acts of an agent, consultant, distributor or other third party that pays a bribe to an official.

Question: I just came back from a business trip to New York for the Company and I bought some expensive silk ties for the Deputy Mayor of Xi’An to give him on my next visit when we discuss the Xi’An government’s plans to acquire a piece of land for the Company’s new facility. Can I give him a tie valued at RMB 4000?

Answer: No, the tie is excessive in value and could be construed as a bribe. Also, the fact that he is a government official further increases the risk that you are violating not just foreign law, the FCPA, but also Chinese law, which may prohibit him from accepting such a gift. You should instead give him a corporate gift with company logo or something of nominal value that could not be construed as influencing his decision making.

Question: But what if I only expense RMB 2000 to the Company and still give him the tie? Can I do that?

Answer: No, because you are still giving an excessive gift, even though you personally are paying for part of it. You are still giving the gift as a representative of the Company in an effort to get an unfair advantage. Also, now you would be submitting an inaccurate expense reimbursement request, which would violate the Company policy with respect to accurate record keeping. Some times employees think that if they pay for the gift instead of seeking reimbursement from the Company, that the gift would be allowable. This is incorrect. You are still giving the gift for the purpose of favorable treatment to the Company.

If you have questions about what is appropriate and whether you can entertain or give a nominal gift to an official, you should consult with the Compliance Officer for guidance and approval.

XII. US Economic Sanctions

United States economic sanctions laws and regulations also restrict exports and other transactions with the governments of, and persons and entities associated with, sanctioned countries such as Cuba, Iran, Libya, and North Korea, among others, and with specially designated individuals and entities affiliated with these and other countries. It is against Company policy to engage in exports to or other transactions with sanctioned countries, entities or individuals. Because the list of sanctioned countries and specially designated individuals and entities is subject to change, and because the laws regarding economic sanctions are very complex, it is essential that you seek guidance from the Legal Department regarding any transaction or contact that may involve sanctions concerns.

XIII. US Anti-boycott Laws

The U.S. anti-boycott laws prohibit the Company from complying with or supporting a country’s boycott of another country that is “friendly” to the United States. The boycott that has been most frequently encountered is the Arab League boycott of Israel. Even when a company refuses to comply with a prohibited boycott, US law requires companies to report promptly to the U.S. government any request the company receives to support or furnish information regarding a boycott. The rules governing the Company’s obligations under the U.S. anti-boycott laws are complex, and the penalties for violating them are severe. Thus, in all cases, you should be attentive to situations where boycott requests may occur, and immediately consult the Legal Department when a boycott-related matter comes to your attention.

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XIV. Discipline

Violation of this Code may result in serious consequences for the Company, its corporate reputation and credibility and the confidence level of its customers and investors. Sanctions against the Company for criminal or civil wrongdoing could include substantial fines and restrictions on future operations. Individual employees could be required to pay significant fines or be sentenced to prison. Therefore, violations will be taken seriously.

Company-imposed disciplinary action will be coordinated with the Employee’s supervisor, the human resources department and the Compliance Officer. The overall seriousness of the matter will be considered in determining disciplinary action to be taken: which might include consequences up to and including dismissal. Individual cases may require an employee to reimburse the Company for losses or damages. The Company may even refer an employee for criminal prosecution, civil enforcement or a combination of the above.

Disciplinary action may also be taken against supervisors or executives who condone, permit or have knowledge of illegal or unethical conduct by subordinates and do not take corrective action.

Disciplinary action may be taken against Employees who make false statements in connection with investigations of violations of this Code.

All Employees will be held to the standards in this Code. Violating the Code, even if directed to do so by management is not justifiable. If a manager solicits actions in violation of this Code, an employee should contact the Compliance Officer.

XV. Reporting and Compliance procedure

Every Employee has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. The Compliance Officer can be reached for explanation, clarification, and guidance of this Code at compliance@kbsfashion.com, or by visiting his office. Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in conduct that violates any applicable law or this Code should report such information to the Compliance Officer.

No Retaliation for Reporting

Employees may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct. Any supervisor who receives a report of a violation of this Code must immediately inform the Compliance Officer.

Employees may report violations of this Code on a confidential or anonymous basis. The Company encourages the reporting person to identify himself or herself when reporting violations so that the Company may follow up with the reporting person, as necessary, for additional information. Employees may report to the Compliance Officer through any of the following means:

By Email: compliance@kbsfashion.com

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If the Compliance Officer receives information regarding an alleged violation of this Code, he or she shall, in consultation with outside counsel, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the Chief Executive Officers and Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Chief Executive Officers for action, or if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation to the Board of Directors or a committee thereof. Employees are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code.

Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves an executive officer or a director, the Chief Executive Officers and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

XVI. Waiver of the Code

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any request for a waiver of any provision of this Code must be in writing and addressed to the Board or the Audit Committee, if made by a director or officer; or the Chief Executive Officer or Compliance Officer, if made by an employee. Any waiver of this Code with respect to an officer or director must be approved by the Board or the Audit Committee, after consulting with the Company’s corporate or outside counsel, and will be disclosed as required by law, Commission regulations, or the rules and listing standards of any national securities exchange on which the Company’s securities may be listed.

XVII. Dissemination and Amendment

This Code shall be distributed to each employee, officer, director, agent, distributor, and consultant of the Company upon commencement of his or her employment or other relationship with the Company. The Company reserves the right to amend, alter or terminate this Code at any time for any reason.

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CERTIFICATE OF COMPLIANCE

WITH THE CODE OF CONDUCT AND BUSINESS ETHICS

The undersigned hereby certifies to KBS and each of its subsidiaries (the “Company”) each of the following as of the date set forth below:

1.	I have received a copy of the Code of Conduct and Business Ethics (“Code”).

2.	I understand that I am responsible for reading and familiarizing myself with the Code in its entirety.

3.	I have had an opportunity to ask questions regarding the Code.

4.	I understand that I am required to comply with each of the policies and reporting requirements which comprise the Code and agree to do so.

5.	have fully complied with the policies set forth in the Code during the prior calendar year (if I was employed by the Company during that period), including my obligation to promptly report any events that are required to be reported thereunder.

6.	In the future, as long as I am employed or working with the Company, I will promptly notify the Company of any known or apparent violations of the Code in accordance with the notification procedures set forth therein.

7.	I understand that a violation of any of the policies which comprise the Code or untruthfully submitting this certification may result in disciplinary action up to and including termination.

Employee Name

Employee Signature

Date

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